Exhibit 99.1

Potlatch Reports Third Quarter Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 23, 2008--Potlatch Corporation (NYSE:PCH) today reported financial results for the third quarter ended September 30, 2008.

Q3 2008 Financial Summary

--	Earnings from continuing operations for the quarter were $25.7 million, or $0.65 per diluted common share, compared to $42.5 million, or $1.08 per diluted common share for Q3 2007.
	--	Q3 2008 earnings from continuing operations reflected significantly lower operating income from the Pulp and Paperboard segment due to rising costs for fiber, energy and chemicals as well as a planned maintenance outage which cost $9 million. The weaker results from Pulp and Paperboard were partially offset by strength in Consumer Products and Real Estate operating earnings, which were up $5.8 million and $0.8 million, respectively, over the same quarter last year. Included in the quarterly results were costs of $2.4 million associated with the company's efforts to implement the potential tax-free spin-off transaction of the pulp-based businesses, and income of $2.1 million from legal settlements.
	--	Q3 2007 earnings included an income tax benefit of $3.5 million due to the final determination of amounts owed to the Internal Revenue Service for the years 1995-2004.

--	Net earnings for the quarter, including discontinued operations, were $25.3 million, or $0.63 per diluted common share, compared to $41.0 million, or $1.04 per diluted common share for Q3 2007.
	--	Q3 2008 net earnings included after-tax losses from discontinued operations of $0.5 million associated with the previously announced permanent closure of the company's Prescott, Arkansas, lumber mill.
	--	Q3 2007 results included after-tax losses from discontinued operations of $1.5 million associated with the sale of the company's hybrid poplar tree farm in Boardman, Oregon, and losses at the Prescott lumber mill.

--	Net cash provided by operating activities from continuing operations for Q3 2008 was $32.3 million, compared with $52.4 million for the same period in 2007; the decrease was primarily the result of lower operating earnings.

“The Resource segment experienced ideal logging conditions in Idaho during Q3 2008, resulting in northern region harvest levels that were 12 percent higher than Q3 2007,” said Michael J. Covey, chairman, president and chief executive officer. “Harvest levels in our southern region were nearly 4 percent lower in Q3 2008 than Q3 2007 due to extremely wet conditions from hurricane activity. Overall pricing in the northern region declined 3.7 percent in Q3 2008 from Q3 2007. In the southern region, overall prices declined by 4.5 percent due to continued weakness in the lumber market. In both regions, higher pulpwood pricing helped to offset the weakness in sawlog pricing.

“The Real Estate segment had solid results in Q3 2008, which resulted from the sale of nearly 5,200 acres of rural recreational property. During the quarter, 52 of the 53 transactions scheduled to close were completed, at an average price of approximately $1,250 per acre. Excluding the large one-time non-core land sale we had in Northern Minnesota earlier this year, our year-to-date average price per acre sold is approximately $1,700. We are seeing a shift in mix in our real estate business towards rural recreational real estate, away from higher-priced HBU real estate.

“The Wood Products segment continued to experience weak market conditions. Operating earnings declined to $0.8 million in Q3 2008 versus $4.6 million in Q3 2007. Earnings did improve modestly from Q2 2008, driven by lower segment administrative costs and slightly higher earnings in our lumber product line, offset by lower earnings in our panel business. Due to the weak market conditions, we curtailed operations at one sawmill location for one week during October to avoid building excess inventories. We expect to experience continued weak market conditions for our wood products for the remainder of the year.

“The Pulp and Paperboard segment saw operating earnings decline to $0.5 million in the third quarter, down from $17.6 million in Q3 2007 and $6.2 million in Q2 2008. While pulp and paperboard pricing and sales volumes remained strong, we continued to experience significant inflationary pressures on key input costs such as wood fiber, chemicals and energy. Further, a scheduled seven-day maintenance outage at our Idaho mill during the quarter resulted in maintenance costs that were $6.5 million higher than in the third quarter of last year. While we expect cost pressures to ease in Q4 for energy and chemicals, wood fiber costs for our Idaho pulp and paperboard operations remain high and are not expected to drop until we see a recovery in the housing market and increased output of residual chips from northwest sawmills. Further, we have scheduled maintenance outages for a boiler in Idaho and the pulp mill in Arkansas during Q4, which will also adversely affect costs.

“The Consumer Products segment had very strong operating results for the quarter, with operating earnings of $10.9 million, far outpacing operating earnings of $6.9 million in Q2 2008 and $5.1 million in Q3 2007. Operating results during Q3 2008 were stronger than any quarter since Q2 2002, which reflects the strength of our private label tissue strategy and record converting and tissue production levels at our three manufacturing facilities. Increases in pricing and sales volumes resulted in higher revenues, which were partially offset by higher costs for pulp, petroleum-based packaging supplies and maintenance. Lower energy costs also contributed to the significant earnings improvement and we are beginning to see pulp prices decline, which will contribute favorably to earnings in the fourth quarter of 2008 and beyond.

“Energy costs, which rose steeply in the first half of 2008, appeared to level out during Q3 2008. However, for the company as a whole, increased energy costs negatively impacted 2008 year-to-date operating earnings by $19.4 million versus 2007.

“On July 17, 2008, our Board authorized management to move forward with the spin-off of our pulp-based manufacturing businesses. The new company, Clearwater Paper Corporation, will include our Pulp and Paperboard and Consumer Products segments, and our Lewiston lumber mill. We initially planned on capitalizing Clearwater with $175 million of high yield notes, the proceeds of which were going to be paid to Potlatch. Unfortunately, with the credit markets in a state of disarray, this does not currently appear to be a viable approach. However, we have developed a comparable approach to capitalizing Clearwater, which entails two steps. In the first step, Clearwater will increase its anticipated revolver from $75 million to approximately $120 million, and then immediately draw $50 million and remit that cash to Potlatch. The second step will entail Clearwater retaining the obligation to repay the $100 million liability for Potlatch’s credit sensitive debentures. This structure should still allow for a fourth quarter spin-off, subject to final Board approval based on regulatory, market and other conditions,” concluded Mr. Covey.

Year-to-Date 2008 Financial Summary

--	Earnings from continuing operations for the first nine months of 2008 were $71.9 million, or $1.81 per diluted common share, compared to $83.9 million, or $2.13 per diluted common share for the first nine months of 2007.
	--	YTD 2008 earnings from continuing operations included $4.2 million of pre-tax costs associated with our efforts to implement the spin-off of our pulp-based businesses. The results also included a pre-tax charge of $3.0 million ($1.8 million after-tax) related to the settlements in the OSB antitrust lawsuit. The settlements remain subject to final court approval. These costs were partially offset by income of $2.2 million resulting from two legal settlements.
	--	YTD 2007 earnings included a $2.7 million ($2.3 million after-tax) restructuring charge for the Resource segment and a one-time payment of $1.4 million ($0.9 million after-tax) for retroactive pay associated with the settlement of the union contracts for the company's pulp and paperboard and consumer products operations in Lewiston, Idaho, partially offset by an income tax benefit of $3.5 million due to the final determination of amounts owed to the Internal Revenue Service for the years 1995-2004.

--	Net earnings for the first nine months of 2008, including discontinued operations, were $57.0 million, or $1.43 per diluted common share, compared to $45.2 million, or $1.15 per diluted common share for the first nine months of 2007.
	--	YTD 2008 earnings included after-tax losses from discontinued operations of $14.9 million associated with the permanent closure of the company's Prescott, Arkansas, lumber mill. Of the after-tax charge, $12.4 million was related to asset impairment, severance, pension curtailment and other costs, and $2.5 million was related to net operating losses at the mill.
	--	YTD 2007 earnings included an after-tax loss on disposal of $33.0 million for the asset write-down and costs related to the sale of the company's hybrid poplar tree farm and after-tax net operating losses of $3.8 million for the tree farm and $1.9 million for the Prescott lumber mill.

--	Net cash provided by operating activities from continuing operations for the first nine months of 2008 was $81.0 million compared with $124.2 million for the same period in 2007.

Q3 2008 Business Performance

Resource
--	Operating income for the segment was $30.8 million for Q3 2008, compared to $38.2 million earned in Q3 2007.
--	Fee harvest levels were up a total of 6 percent.
	--	Harvest levels in the northern region were up 12 percent due to ideal logging conditions in Idaho, while the southern fee harvest was down 4 percent due to extremely wet conditions in Q3 2008.
--	Average overall sales prices per ton across all markets and products declined 3 percent when compared to Q3 2007, but were within expectations.

Real Estate
--	Operating income for the segment was $3.2 million for Q3 2008, compared to $2.4 million for Q3 2007.
	--	Land sold totaled nearly 5,200 acres at an overall average price of approximately $1,250 per acre.

Wood Products
--	The segment reported operating income of $0.8 million for Q3 2008, compared to $4.6 million for Q3 2007.
	--	Lumber results were negatively impacted by the continued downturn in the housing market, resulting in lower net sales prices and shipments.
	--	Decreased revenues were partially offset by lower production costs, primarily due to lower log costs.

Pulp and Paperboard
--	Operating income for the segment was $0.5 million for Q3 2008, compared to $17.6 million for Q3 2007.
	--	Sales prices for both pulp and paperboard products continued to be strong, as paperboard prices increased 10 percent and pulp prices rose 2 percent when compared to the same period in 2007; paperboard prices were slightly above the average sales prices for the second quarter of this year.
	--	Fiber costs were $10.9 million higher, repair and maintenance costs were $6.5 million higher, chemical costs were $6.3 million higher and energy costs were $5.8 million higher in Q3 2008 compared to Q3 2007.

Consumer Products
--	Operating income for the segment was $10.9 million for Q3 2008, compared to $5.1 million for the same period last year.
	--	Revenues increased $16.1 million as a result of price increases announced early in Q2 2008 coupled with higher sales volumes. Higher costs for customer freight, pulp, packaging supplies and energy partially offset the revenue improvements.

Dividend Distribution
During the third quarter, Potlatch paid a regular quarterly distribution on the company's common stock of $0.51 per share.

Outlook

“Our Resource and Consumer Products businesses continue to perform very well in this challenging economic environment,” said Mr. Covey. “As we stated last quarter, demand for rural recreational real estate tracts is weak and we expect this business to remain weak for at least the next two quarters. Although our Wood Products business did see some improvements in Q2 and Q3 2008, we expect continued weakness for the remainder of the year. Similarly, our Pulp and Paperboard business experienced considerable input cost inflation during the quarter, although some of these cost pressures are beginning to moderate. Finally, we are making excellent progress on the spin-off of Clearwater Paper Corporation and expect to have this completed during Q4,” concluded Mr. Covey.

Conference Call Information

A live Web cast and conference call will be held today, October 23, 2008, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-902-3785 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 65549920. Supplemental materials that we will discuss during the call are available on our website.

For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until October 30, 2008, by calling 800-642-1687 for U.S./Canada, or 706-645-9291 for calls outside the U.S./Canada, and entering pass code number 65549920.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.7 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs approximately 3,600 people, also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future earnings and cash flow, direction of markets, future energy and other production costs, and the proposed spin-off of our pulp-based businesses. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$457,075	$420,546	$1,289,876	$1,189,338
Costs and expenses:
Depreciation, depletion and amortization	21,069	20,284	57,204	57,752
Materials, labor and other operating expenses	387,436	330,110	1,081,574	960,244
Selling, general and administrative expenses	19,908	23,134	67,285	64,835
Restructuring charge	-	(140)	-	2,691
	428,413	373,388	1,206,063	1,085,522
Earnings from continuing operations before interest and taxes	28,662	47,158	83,813	103,816
Interest expense	(8,106)	(7,380)	(25,280)	(22,271)
Interest income	98	1,047	552	1,943
Earnings from continuing operations before taxes	20,654	40,825	59,085	83,488
Income tax benefit	(5,061)	(1,708)	(12,841)	(394)
Earnings from continuing operations	25,715	42,533	71,926	83,882
Discontinued operations:
Loss from discontinued operations
(including losses on disposal of $(387), $-, $(20,403) and $(35,774))	(763)	(2,499)	(24,490)	(42,791)
Income tax benefit	(298)	(979)	(9,551)	(4,096)
	(465)	(1,520)	(14,939)	(38,695)
Net earnings	$25,250	$41,013	$56,987	$45,187
Other comprehensive income, net of tax	$971	$1,366	$3,742	$4,100
Comprehensive income	$26,221	$42,379	$60,729	$49,287
Earnings per common share from continuing operations:
Basic	$0.65	$1.09	$1.82	$2.15
Diluted	0.65	1.08	1.81	2.13
Loss per common share from discontinued operations:
Basic	(0.01)	(0.04)	(0.38)	(0.99)
Diluted	(0.01)	(0.04)	(0.38)	(0.98)
Net earnings per common share:
Basic	0.64	1.05	1.45	1.16
Diluted	0.63	1.04	1.43	1.15
Average shares outstanding (in thousands):
Basic	39,515	39,172	39,432	39,050
Diluted	39,793	39,415	39,713	39,316

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash	$3,790	$9,047
Short-term investments	8,453	22,289
Receivables, net	132,249	114,260
Inventories	172,594	169,396
Prepaid expenses	19,986	18,967
Assets held for sale	3,135	-
Total current assets	340,207	333,959
Land other than timberlands	8,250	8,549
Plant and equipment, at cost less accumulated depreciation	473,583	510,776
Timber, timberlands and related deposits, net	566,071	534,513
Pension assets	118,886	108,435
Other assets	21,621	20,972

	$1,528,618	$1,517,204
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$410	$209
Current notes payable	113,700	110,300
Accounts payable and accrued liabilities	187,520	174,198
Total current liabilities	301,630	284,707
Long-term debt	320,918	321,301
Liability for pensions and other postretirement employee benefits	262,735	261,956
Other long-term obligations	20,026	18,923
Deferred taxes	37,371	51,981
Stockholders' equity	585,938	578,336

	$1,528,618	$1,517,204

Stockholders' equity per common share	$14.83	$14.73
Working capital	$38,577	$49,252
Current ratio	1.1:1	1.2:1

Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash Flows From Continuing Operations
Net earnings	$56,987	$45,187
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	2,493	5,712
Loss on disposal of discontinued operations	12,446	32,983
Depreciation, depletion and amortization	57,204	57,752
Proceeds from sales deposited with a like-kind exchange intermediary	(34,626)	(16,812)
Basis of real estate sold	7,788	879
Deferred taxes	(17,001)	(4,305)
Equity-based compensation expense	5,000	4,284
Employee benefit plans	(5,805)	(8,671)
Other	292	572
Working capital changes	(2,760)	6,156
Excess tax benefit from share-based payment arrangements	(2,103)	(2,447)
Income tax benefit related to stock issued in conjunction with stock compensation plans	1,074	2,955
Net cash provided by operating activities from continuing operations	80,989	124,245
Cash Flows From Investing
Change in short-term investments	47,600	(6,820)
Additions to plant and properties	(47,589)	(79,238)
Deposits on timberlands	(27,328)	(162,280)
Other, net	205	(501)
Net cash used for investing activities from continuing operations	(27,112)	(248,839)
Cash Flows From Financing
Change in book overdrafts	(7,033)	2,628
Increase in notes payable	3,400	110,000
Issuance of common stock	3,793	7,955
Repayment of long-term debt	(182)	(3,131)
Distributions to common stockholders	(60,405)	(57,439)
Excess tax benefit from share-based payment arrangements	2,103	2,447
Other, net	(3,107)	(1,421)
Net cash (used for) provided by financing activities from continuing operations	(61,431)	61,039
Cash flows from continuing operations	(7,554)	(63,555)
Cash flows of discontinued operations:
Operating cash flows	2,282	728
Investing cash flows	15	63,100
Financing cash flows	-	-
Increase (decrease) in cash	(5,257)	273
Cash at beginning of period	9,047	7,759
Cash at end of period	$3,790	$8,032

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Distributions per common share	$0.51	$0.49	$1.53	$1.47

Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Resource	$94,552	$99,707	$199,893	$231,411
Real Estate	6,750	3,679	43,198	12,335
Wood Products
Lumber	68,655	77,513	191,351	229,735
Plywood	11,353	14,247	39,361	41,963
Particleboard	4,456	4,721	14,177	15,313
Other	14,480	9,838	39,538	30,824
	98,944	106,319	284,427	317,835
Pulp and Paperboard
Paperboard	170,532	149,805	483,725	423,292
Pulp	24,856	24,244	72,742	70,479
Other	210	241	604	821
	195,598	174,290	557,071	494,592
Consumer Products	128,517	112,429	370,476	328,614
	524,361	496,424	1,455,065	1,384,787
Intersegment revenues	(67,286)	(75,878)	(165,189)	(195,449)

Total consolidated revenues	$457,075	$420,546	$1,289,876	$1,189,338

Operating income (loss)
Resource	$30,770	$38,175	$60,176	$71,272
Real Estate	3,238	2,405	31,232	9,412
Wood Products	767	4,641	(9,541)	14,068
Pulp and Paperboard	533	17,559	17,779	28,535
Consumer Products	10,932	5,139	21,224	14,006
Eliminations	(5,647)	(8,446)	764	527
	40,593	59,473	121,634	137,820
Corporate	(19,939)	(18,648)	(62,549)	(54,332)
Earnings from continuing operations before taxes	$20,654	$40,825	$59,085	$83,488

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

CONTACT:
Potlatch Corporation
Media
Matt Van Vleet, 509-254-1571
or
Investors
Douglas D. Spedden, 509-835-1549